Exhibit 99.1
FOR IMMEDIATE RELEASE
Al Leiter Joins Ultimate Software’s Board of Directors
Weston, FL, October 27, 2006—Ultimate Software (Nasdaq: ULTI), a leading provider of end-to-end strategic human resources, payroll, and talent management solutions, announced today that Al Leiter has joined its Board of Directors. The three-time Major League Baseball World Champion and two-time All-Star pitcher formerly with the New York Yankees, New York Mets, Toronto Blue Jays, and Florida Marlins has been an official spokesperson for Ultimate Software since 2002 and unofficial adviser for several years prior.
     Drafted by the New York Yankees in the second round in 1984, Al Leiter had a 19-year Major League career. One of the most successful pitchers in baseball, Leiter has been recognized for nearly every humanitarian award in the sport, including the prestigious Roberto Clemente Award, the Good Guy Award from the New York Press Photographers Association, the Branch Rickey Award for unselfish contribution to his community, and the Joan W. Payson Award for humanitarian services.
     In January 2002, Leiter was the emcee at New York City Mayor Michael Bloomberg’s inauguration. Rudy Giuliani appointed him to the Twin Towers Fund Board of Directors. Some of his fellow Board members were Arnold Schwarzenegger, Utah Jazz’s Mark Jackson, and Bob Wright, vice chairman and executive officer of General Electric. As part of the Twin Towers Fund Board of Directors, Leiter helped to allocate more than $280 million in donations. Leiter was also selected by Mayor Bloomberg to serve on the Board of directors of NYC & Company, the city’s official, nonprofit tourism organization.
     “Al Leiter is a champion both on and off the field. He knows what it takes to win, and he knows how to give back,” said Scott Scherr, CEO, president, and founder of Ultimate Software. “We are honored to have him join our Board. At Ultimate Software, we’re all about building a championship team that can withstand the test of time. We look forward to Al’s continuing input as we take our team to the next level.”
     For media who want to request a detailed biography of Al Leiter, e-mail dmarcroft@ultimatesoftware.com.
About Ultimate Software
     A leading provider of end-to-end strategic human resources, payroll, and talent management solutions, Ultimate Software markets its award-winning UltiPro products as licensed software and as on-demand services through Intersourcing. Employing more than 600 professionals who are focused on developing the highest quality products and services, Ultimate Software was positioned in the Leaders quadrant of Gartner, Inc.’s “Magic Quadrant for U.S. Midmarket Human Resource Management Systems, 2006,” and as a Leader in Forrester Research Inc.’s 2006 U.S. Midmarket HR solutions Wave ranking. Ultimate Software was also named the 2005 Payroll Provider of the Year by the Human Resources Outsourcing Association and ranked #3 on the 2006 Top 25 Best Medium-Sized Companies to Work for in America list by the Great Place to Work Institute. Also in 2006, Ultimate Software won two customer service awards—one from American Business Awards as the Best Customer Service Organization, and the other a first-place SSPA STAR Award from Service & Support Professionals Association. Ultimate Software customers represent diverse industries and include such organizations as The Container Store, Elizabeth Arden, The Florida Marlins Baseball Team, The New York Yankees Baseball Team, Nintendo of America, Ruth’s Chris Steak House, and SkyWest Airlines. More information on Ultimate Software’s products and services can be found at www.ultimatesoftware.com.
     UltiPro and Intersourcing are registered trademarks of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.